EXHIBIT 10(a)

               EXECUTIVE SEVERANCE AGREEMENT



          THIS AGREEMENT ("Agreement") dated January 1, 1998, by

and between The Interpublic Group of Companies, Inc.

("Interpublic"), a Delaware corporation (Interpublic and its subsidiaries being referred to herein collectively as the

"Company"), and Eugene P. Beard (the "Executive").



                      W I T N E S S E T H


          WHEREAS, the Company recognizes the valuable services

that the Executive has rendered thereto and desires to be assured that the Executive will continue to attend to the business and affairs of the Company without regard to any potential or actual change of control of Interpublic;

          WHEREAS, the Executive is willing to continue to serve

the Company but desires assurance that he will not be materially disadvantaged by a change of control of Interpublic; and

          WHEREAS, the Company is willing to accord such

assurance provided that, should the Executive's employment be terminated consequent to a change of control, he will not for a period thereafter engage in certain activities that could be detrimental to the Company;

          NOW, THEREFORE, in consideration of the Executive's

continued service to the Company and the mutual agreements herein contained, Interpublic and the Executive hereby agree as follows:



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                            ARTICLE I

                       RIGHT TO PAYMENTS


          Section 1.1.  TRIGGERING EVENTS.  If Interpublic

undergoes a Change of Control, the Company shall make payments to the Executive as provided in article II of this Agreement.  If,

within two years following a Change of Control, either (a) the

Company terminates the Executive other than by means of a

termination for Cause or for death or (b) the Executive resigns for a Good Reason (either of which events shall constitute a

"Qualifying Termination"), the Company shall make payments to the

Executive as provided in article III hereof.

          Section 1.2.  CHANGE OF CONTROL.  A Change of Control

of Interpublic shall be deemed to have occurred if (a) any person

(within the meaning of Sections 13(d) and 14(d) of the Securities

Exchange Act of 1934 (the "1934 Act")), other than Interpublic or any of its majority-controlled subsidiaries, becomes the

beneficial owner (within the meaning of Rule 13d-3 under the 1934

Act) of 30 percent or more of the combined voting power of

Interpublic's then outstanding voting securities; (b) a tender offer or exchange offer (other than an offer by Interpublic or a majority-controlled subsidiary), pursuant to which 30 percent or more of the combined voting power of Interpublic's then

outstanding voting securities was purchased, expires; (c) the stockholders of Interpublic approve an agreement to merge or consolidate with another corporation (other than a majority-

controlled subsidiary of Interpublic) unless Interpublic's

shareholders immediately before the merger or consolidation are to own more than 70 percent of the combined voting power of the

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resulting entity's voting securities; (d) Interpublic's

stockholders approve an agreement (including, without limitation,

a plan of liquidation) to sell or otherwise dispose of all or substantially all of the business or assets of Interpublic; or

(e) during any period of two consecutive years, individuals who,

at the beginning of such period, constituted the Board of

Directors of Interpublic cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by Interpublic's stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.  However, no Change of Control shall be deemed to have occurred by reason of any transaction in which the Executive, or a group of persons or entities with which the Executive acts in concert, acquires, directly or indirectly, more than 30 percent of the common stock or the business or assets of Interpublic.

          Section 1.3.  TERMINATION FOR CAUSE.  Interpublic shall

have Cause to terminate the Executive for purposes of Section 1.1 of this Agreement only if, following the Change of Control, the

Executive (a) engages in conduct that constitutes a felony under the laws of the United States or a state or country in which he works or resides and that results or was intended to result,

directly or indirectly, in the personal enrichment of the

Executive at the Company's expense; (b) refuses (except by reason of incapacity due to illness or injury) to make a good faith effort to substantially perform his duties with the Company on a full-time basis and continues such refusal for 15 days following receipt of notice from the Company that his effort is deficient;

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or (c) deliberately and materially breaches any agreement between himself and the Company and fails to remedy that breach within 30 days following notification thereof by the Company.  If the

Company has Cause to terminate the Executive, it may in fact terminate him for Cause for purposes of section 1.1 hereof if (a)

it notifies the Executive of such Cause, (b) it gives him

reasonable opportunity to appear before a majority of

Interpublic's Board of Directors to respond to the notice of

Cause and (c) a majority of the Board of Directors subsequently votes to terminate him.

          Section 1.4.  RESIGNATION FOR GOOD REASON.  The

Executive shall have a Good Reason for resigning only if (a) the

Company fails to elect the Executive to, or removes him from, any office of the Company, including without limitation membership on any Board of Directors, that the Executive held immediately prior to the Change of Control; (b) the Company reduces the Executive's rate of regular cash and fully vested deferred base compensation

("Regular Compensation") from that which he earned immediately prior to the Change of Control or fails to increase it within 12 months following the Change of Control by (in addition to any increase pursuant to section 2.2 hereof) at least the average of the rates of increase in his Regular Compensation during the four consecutive 12-month periods immediately prior to the Change of

Control (or, if fewer, the number of 12-month periods immediately prior to the Change of Control during which the Executive was continuously employed by the Company); (c) the Company fails to provide the Executive with fringe benefits and/or bonus plans,

such as stock option, stock purchase, restricted stock, life

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insurance, health, accident, disability, incentive, bonus,

pension and profit sharing plans ("Benefit or Bonus Plans"),

that, in the aggregate, (except insofar as the Executive has waived his rights thereunder pursuant to article II hereof) are as valuable to him as those that he enjoyed immediately prior to the Change of Control; (d) the Company fails to provide the

Executive with an annual number of paid vacation days at least equal to that to which he was entitled immediately prior to the

Change of Control; (e) the Company breaches any agreement between it and the Executive (including this Agreement); (f) without limitation of the foregoing clause (e), the Company fails to obtain the express assumption of this Agreement by any successor of the Company as provided in section 6.3 hereof; (g) the Company attempts to terminate the Executive for Cause without complying with the provisions of section 1.3 hereof; (h) the Company

requires the Executive, without his express written consent, to be based in an office outside of the office in which Executive is based on the date hereof or to travel substantially more

extensively than he did prior to the Change of Control;

or (i) the Executive determines in good faith that the Company has, without his consent, effected a significant change in his status within, or the nature or scope of his duties or

responsibilities with, the Company that obtained immediately prior to the Change of Control (including but not limited to,

subjecting the Executive's activities and exercise of authority to greater immediate supervision than existed prior to the Change of Control); provided, however, that no event designated in

clauses (a) through (i) of this sentence shall constitute a Good

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Reason unless the Executive notifies Interpublic that the Company has committed an action or inaction specified in clauses (a)

through (i) (a "Covered Action") and the Company does not cure such Covered Action within 30 days after such notice, at which time such Good Reason shall be deemed to have arisen.

Notwithstanding the immediately preceding sentence, no action by the Company shall give rise to a Good Reason if it results from the Executive's termination for Cause or death or from the

Executive's resignation for other than a Good Reason, and no action by the Company specified in clauses (a) through (i) of the preceding sentence shall give rise to a Good Reason if it results from the Executive's Disability.  If the Executive has a Good

Reason to resign, he may in fact resign for a Good Reason for purposes of section 1.1 of this Agreement by, within 30 days after the Good Reason arises, giving Interpublic a minimum of 30 and a maximum of 90 days advance notice of the date of his

resignation.

          Section 1.5.  DISABILITY.  For all purposes of this

Agreement, the term "Disability" shall have the same meaning as that term has in the Interpublic Long-Term Disability Plan.



                         ARTICLE II

               PAYMENTS UPON A CHANGE OF CONTROL

          section 2.1.  ELECTIONS BY THE EXECUTIVE.  If the

Executive so elects prior to a Change of Control, the Company shall pay him, within 30 days following the Change of Control,

cash amounts in respect of certain Benefit or Bonus Plans or deferred compensation arrangements designated in sections 2.2

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through 2.4 hereof ("Plan Amounts").  The Executive may make an election with respect to the Benefit or Bonus Plans or deferred compensation arrangements covered under any one or more of

sections 2.2 through 2.4, but an election with respect to any such section shall apply to all Plan Amounts that are specified therein.  Each election shall be made by notice to Interpublic on a form satisfactory to Interpublic and, once made, may be revoked by such notice on such form at any time prior to a Change of

Control.  If the Executive elects to receive payments under a section of this article II, he shall, upon receipt of such

payments, execute a waiver, on a form satisfactory to

Interpublic, of such rights as are indicated in that section.  If the Executive does not make an election under this article with respect to a Benefit or Bonus Plan or deferred compensation

arrangement, his rights to receive payments in respect thereof shall be governed by the Plan or arrangement itself.

          Section 2.2.  ESBA.  The Plan Amount in respect of all

Executive Special Benefit Agreements ("ESBA's") between the

Executive and Interpublic shall consist of an amount equal to the present discounted values, using the Discount Rate designated in section 5.8 hereof as of the date of the Change of Control, of all payments that the Executive would have been entitled to

receive under the ESBA's if he had terminated employment with the

Company on the day immediately prior to the Change of Control.

Upon receipt of the Plan Amount in respect of the ESBA's, the

Executive shall waive any rights that he may have to payments under the ESBA's.  If the Executive makes an election pursuant to, and executes the waiver required under, this section 2.2, his

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Regular Compensation shall be increased as of the date of the

Change of Control at an annual rate equal to the sum of the

annual rates of deferred compensation in lieu of which benefits are provided the Executive under any ESBA the Accrual Term for which (as defined in the ESBA) includes the date of the Change of

Control.

          Section 2.3.  MICP.  The Plan Amount in respect of the

Company's Management Incentive Compensation Plans ("MICP") and/or

the 1997 Performance Incentive Plan ("1997 PIP") shall consist of an amount equal to the sum of all amounts awarded to the

Executive under, but deferred pursuant to, the MICP and/or the

1997 PIP as of the date of the Change of Control and all amounts equivalent to interest creditable thereon up to the date that the

Plan Amount is paid.  Upon receipt of that Plan Amount, the

Executive shall waive his rights to receive any amounts under the

MICP and/or the 1997 PIP that were deferred prior to the Change of Control and any interest equivalents thereon.

          Section 2.4.  DEFERRED COMPENSATION.  The Plan Amount

in respect of deferred compensation (other than amounts referred to in other sections of this article II) shall be an amount equal to all compensation from the Company that the Executive has

earned and agreed to defer (other than through the Interpublic

Savings Plan pursuant to Section 401(k) of the Internal Revenue

Code (the "Code")) but has not received as of the date of the

Change of Control, together with all amounts equivalent to

interest creditable thereon through the date that the Plan Amount is paid.  Upon receipt of this Plan Amount, the Executive shall

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waive his rights to receive any deferred compensation that he earned prior to the date of the Change of Control and any

interest equivalents thereon.

          Section 2.5.  STOCK INCENTIVE PLANS.  The effect of a

Change of Control on the rights of the Executive with respect to options and restricted shares awarded to him under the

Interpublic 1986 Stock Incentive Plan, the 1996 Stock Incentive

Plan and the 1997 Performance Incentive Plan, shall be governed by those Plans and not by this Agreement.



                         ARTICLE III

              PAYMENTS UPON QUALIFYING TERMINATION

          Section 3.1.  BASIC SEVERANCE PAYMENT.  In the event

that the Executive is subjected to a Qualifying Termination

within two years after a Change of Control, the Company shall pay the Executive within 30 days after the effective date of his

Qualifying Termination (his "Termination Date") a cash amount equal to his Base Amount times the number designated in Section

5.9 of this Agreement (the "Designated Number").  The Executive's

Base Amount shall equal the average of the Executive's Includable

Compensation for the two whole calendar years immediately

preceding the date of the Change of Control (or, if the Executive was employed by the Company for only one of those years, his

Includable Compensation for that year).  The Executive's

Includable Compensation for a calendar year shall consist of (a)

the compensation reported by the Company on the Form W-2 that it filed with the Internal Revenue Service for that year in respect

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of the Executive or which would have been reported on such form but for the fact that Executive's services were performed outside of the United States, plus (b) any compensation payable to the

Executive during that year the receipt of which was deferred at the Executive's election or by employment agreement to a

subsequent year, minus (c) any amounts included on the Form W-2

(or which would have been included if Executive had been employed in the United States) that represented either (i) amounts in respect of a stock option or restricted stock plan of the Company or (ii) payments during the year of amounts payable in prior years but deferred at the Executive's election or by employment agreement to a subsequent year.  The compensation referred to in clause (b) of the immediately preceding sentence shall include,

without limitation, amounts initially payable to the Executive under the MICP or a Long-Term Performance Incentive Plan or the

1997 PIP in that year but deferred to a subsequent year, the amount of deferred compensation for the year in lieu of which benefits are provided the Executive under an ESBA and amounts of

Regular Compensation earned by the Executive during the year but deferred to a subsequent year (including amounts deferred under

Interpublic Savings Plan pursuant to Section 401(k) of the Code);

clause (c) of such sentence shall include, without limitation,

all amounts equivalent to interest paid in respect of deferred amounts and all amounts of Regular Compensation paid during the year but earned in a prior year and deferred.

          Section 3.2.  MICP SUPPLEMENT.  The Company shall also

pay the Executive within 30 days after his Termination Date a cash amount equal to (a) in the event that the Executive received an award under the MICP (or the Incentive Award program

applicable outside the United States) or the 1997 PIP ("Incentive

Award") in respect of the year immediately prior to the year that includes the Termination Date (the latter year constituting the

"Termination Year"), the amount of that award multiplied by the fraction of the Termination Year preceding the Termination Date or (b) in the event that the Executive did not receive an MICP award (or an Incentive Award) in respect of the year immediately prior to the Termination Year, the amount of the MICP award (or

Incentive Award) that Executive received in respect of the second year immediately prior to the Termination Year multiplied by one plus the fraction of the Termination Year preceding the

Termination Date.



                            ARTICLE IV

                          TAX MATTERS

          Section 4.1.  WITHHOLDING.  The Company may withhold

from any amounts payable to the Executive hereunder all federal,

state, city or other taxes that the Company may reasonably

determine are required to be withheld pursuant to any applicable law or regulation, but, if the Executive has made the election provided in section 4.2 hereof, the Company shall not withhold amounts in respect of the excise tax imposed by Section 4999 of the Code or its successor.

          Section 4.2.  DISCLAIMER.  If the Executive so agrees

prior to a Change of Control by notice to the Company in form satisfactory to the Company, the amounts payable to the Executive under this Agreement but not yet paid thereto shall be reduced to the largest amounts in the aggregate that the Executive could receive, in conjunction with any other payments received or to be received by him from any source, without any part of such amounts being subject to the excise tax imposed by Section 4999 of the

Code or its successor.  The amount of such reductions and their allocation among amounts otherwise payable to the Executive shall be determined either by the Company or by the Executive in

consultation with counsel chosen (and compensated) by him,

whichever is designated by the Executive in the aforesaid notice to the Company (the "Determining Party").  If, subsequent to the payment to the Executive of amounts reduced pursuant to this section 4.2, the Determining Party should reasonably determine,

or the Internal Revenue Service should assert against the party other than the Determining Party, that the amount of such

reductions was insufficient to avoid the excise tax under Section

4999 (or the denial of a deduction under Section 280G of the Code or its successor), the amount by which such reductions were

insufficient shall, upon notice to the other party, be deemed a loan from the Company to the Executive that the Executive shall repay to the Company within one year of such reasonable

determination or assertion, together with interest thereon at the applicable federal rate provided in section 7872 of the Code or its successor.  However, such amount shall not be deemed a loan if and to the extent that repayment thereof would not eliminate the Executive's liability for any Section 4999 excise tax.

                            ARTICLE V

                       COLLATERAL MATTERS

          Section 5.l.  NATURE OF PAYMENTS.  All payments to the

Executive under this Agreement shall be considered either

payments in consideration of his continued service to the

Company, severance payments in consideration of his past services thereto or payments in consideration of the covenant contained in section 5.l0 hereof.  No payment hereunder shall be regarded as a penalty to the Company.

          Section 5.2.  LEGAL EXPENSES.  The Company shall pay

all legal fees and expenses that the Executive may incur as a result of the Company's contesting the validity, the

enforceability or the Executive's interpretation of, or

determinations under, this Agreement.  Without limitation of the foregoing, Interpublic shall, prior to the earlier of (a) 30 days after notice from the Executive to Interpublic so requesting or

(b) the occurrence of a Change of Control, provide the Executive with an irrevocable letter of credit in the amount of $100,000 from a bank satisfactory to the Executive against which the

Executive may draw to pay legal fees and expenses in connection with any attempt to enforce any of his rights under this

Agreement.  Said letter of credit shall not expire before 10 years following the date of this Agreement.

          Section 5.3.  MITIGATION.  The Executive shall not be

required to mitigate the amount of any payment provided for in this Agreement either by seeking other employment or otherwise.

The amount of any payment provided for herein shall not be

reduced by any remuneration that the Executive may earn from employment with another employer or otherwise following his

Termination Date.

          Section 5.4.  SETOFF FOR DEBTS.  The Company may reduce

the amount of any payment due the Executive under article III of this Agreement by the amount of any debt owed by the Executive to the Company that is embodied in a written instrument, that is due to be repaid as of the due date of the payment under this

Agreement and that the Company has not already recovered by

setoff or otherwise.

          Section 5.5.  COORDINATION WITH EMPLOYMENT CONTRACT.

Payments to the Executive under article III of this Agreement shall be in lieu of any payments for breach of any employment contract between the Executive and the Company to which the

Executive may be entitled by reason of a Qualifying Termination,

and, before making the payments to the Executive provided under article III hereof, the Company may require the Executive to execute a waiver of any rights that he may have to recover

payments in respect of a breach of such contract as a result of a

Qualifying Termination.  If the Executive has a Good Reason to

resign and does so by providing the notice specified in the last sentence of section l.4 of this Agreement, he shall be deemed to have satisfied any notice requirement for resignation, and any service requirement following such notice, under any employment contract between the Executive and the Company.

          Section 5.6.  BENEFIT OF BONUS PLANS.  Except as

otherwise provided in this Agreement or required by law, the

Company shall not be compelled to include the Executive in any of its Benefit or Bonus Plans following the Executive's Termination

Date, and the Company may require the Executive, as a condition to receiving the payments provided under article III hereof, to execute a waiver of any such rights.  However, said waiver shall not affect any rights that the Executive may have in respect of his participation in any Benefit or Bonus Plan prior to his

Termination Date.

          Section 5.7.  FUNDING.  Except as provided in section

5.2 of this Agreement, the Company shall not be required to set aside any amounts that may be necessary to satisfy its

obligations hereunder.  The Company's potential obligations to make payments to the Executive under this Agreement are solely contractual ones, and the Executive shall have no rights in

respect of such payments except as a general and unsecured

creditor of the Company.

          Section 5.8.  DISCOUNT RATE.  For purposes of this

Agreement, the term "Discount Rate" shall mean the applicable

Federal short-term rate determined under Section 1274(d) of the

Code or its successor.  If such rate is no longer determined, the

Discount Rate shall be the yield on 2-year Treasury notes for the most recent period reported in the most recent issue of the

Federal Reserve Bulletin or its successor, or, if such rate is no longer reported therein, such measure of the yield on 2-year

Treasury notes as the Company may reasonably determine.

          Section 5.9.  DESIGNATED NUMBER.  For purposes of this

Agreement, the Designated Number shall be three (3.0).

          Section 5.10.  COVENANT OF EXECUTIVE.  In the event

that the Executive undergoes a Qualifying Termination that

entitles him to any payment under article III of this Agreement, he shall not, for 18 months following his Termination Date,

either (a) solicit any employee of Interpublic or a majority-

controlled subsidiary thereof to leave such employ and enter into the employ of the Executive or any person or entity with which the Executive is associated or (b) solicit or handle on his own behalf or on behalf of any person or entity with which he is associated the advertising, public relations, sales promotion or market research business of any advertiser that is a client of

Interpublic or a majority-controlled subsidiary thereof as of the

Termination Date.  Without limitation of any other remedies that the Company may pursue, the Company may enforce its rights under this section 5.l0 by means of injunction.  This section shall not limit any other right or remedy that the Company may have under applicable law or any other agreement between the Company and the

Executive.



                           ARTICLE VI

                       GENERAL PROVISIONS

          Section 6.l.  TERM OF AGREEMENT.  This Agreement shall

terminate upon the earliest of (a) the expiration of five years from the date of this Agreement if no Change of Control has

occurred during that period; (b) the termination of the

Executive's employment with the Company for any reason prior to a

Change of Control; (c) the Company's termination of the

Executive's employment for Cause or death, the Executive's

compulsory retirement within the provisions of 29 U.S.C. '631(c)

(or, if Executive is not a citizen or resident of the United

States, compulsory retirement under any applicable procedure of the Company in effect immediately prior to the change of control)

or the Executive's resignation for other than Good Reason,

following a Change of Control and the Company's and the

Executive's fulfillment of all of their obligations under this

Agreement; and (d) the expiration following a Change of Control of the Designated Number plus three years and the fulfillment by the Company and the Executive of all of their obligations

hereunder.

          Section 6.2.  GOVERNING LAW.  Except as otherwise

expressly provided herein, this Agreement and the rights and obligations hereunder shall be construed and enforced in

accordance with the laws of the State of New York.

          Section 6.3.  SUCCESSORS TO THE COMPANY.  This

Agreement shall inure to the benefit of Interpublic and its

subsidiaries and shall be binding upon and enforceable by

Interpublic and any successor thereto, including, without

limitation, any corporation or corporations acquiring directly or indirectly all or substantially all of the business or assets of

Interpublic whether by merger, consolidation, sale or otherwise,

but shall not otherwise be assignable by Interpublic.  Without limitation of the foregoing sentence, Interpublic shall require any successor (whether direct or indirect, by merger,

consolidation, sale or otherwise) to all or substantially all of the business or assets of Interpublic, by agreement in form

satisfactory to the Executive, expressly, absolutely and

unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent as Interpublic would have been required to perform it if no such succession had taken

place.  As used in this agreement, "Interpublic" shall mean

Interpublic as heretofore defined and any successor to all or substantially all of its business or assets that executes and delivers the agreement provided for in this section 6.3 or that becomes bound by this Agreement either pursuant to this Agreement or by operation of law.

          Section 6.4.  SUCCESSOR TO THE EXECUTIVE.  This

Agreement shall inure to the benefit of and shall be binding upon and enforceable by the Executive and his personal and legal

representatives, executors, administrators, heirs, distributees,

legatees and, subject to section 6.5 hereof, his designees

("Successors").  If the Executive should die while amounts are or may be payable to him under this Agreement, references hereunder to the "Executive" shall, where appropriate, be deemed to refer to his Successors.

          Section 6.5.  NONALIENABILITY.  No right of or amount

payable to the Executive under this Agreement shall be subject in any manner to anticipation, alienation, sale, transfer,

assignment, pledge, hypothecation, encumbrance, charge,

execution, attachment, levy or similar process or (except as provided in section 5.4 hereof) to setoff against any obligation or to assignment by operation of law.  Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall be void.  However, this section 6.5 shall not prohibit the Executive from designating one or more persons, on a form satisfactory to the Company, to receive

amounts payable to him under this Agreement in the event that he should die before receiving them.

          Section 6.6.  NOTICES.  All notices provided for in

this Agreement shall be in writing. Notices to Interpublic shall be deemed given when personally delivered or sent by certified or registered mail or overnight delivery service to The Interpublic

Group of Companies, Inc., l27l Avenue of the Americas, New York,

New York l0020, attention:  Corporate Secretary.  Notices to the

Executive shall be deemed given when personally delivered or sent by certified or registered mail or overnight delivery service to the last address for the Executive shown on the records of the

Company.  Either Interpublic or the Executive may, by notice to the other, designate an address other than the foregoing for the receipt of subsequent notices.

          Section 6.7.  AMENDMENT.  No amendment of this

Agreement shall be effective unless in writing and signed by both the Company and the Executive.

          Section 6.8.  WAIVERS.  No waiver of any provision of

this Agreement shall be valid unless approved in writing by the party giving such waiver.  No waiver of a breach under any

provision of this Agreement shall be deemed to be a waiver of such provision or any other provision of this Agreement or any subsequent breach.  No failure on the part of either the Company or the Executive to exercise, and no delay in exercising, any right or remedy conferred by law or this Agreement shall operate as a waiver of such right or remedy, and no exercise or waiver,

in whole or in part, of any right or remedy conferred by law or herein shall operate as a waiver of any other right or remedy.

          Section 6.9.  SEVERABILITY.  If any provision of this

Agreement shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall not affect any other provision of this Agreement or part thereof, each of which shall remain in full force and effect.

          Section 6.l0.  CAPTIONS.  The captions to the

respective articles and sections of this Agreement are intended for convenience of reference only and have no substantive

significance.

          Section 6.ll.  COUNTERPARTS.  This Agreement may be

executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall

constitute a single instrument.

          IN WITNESS WHEREOF, the parties hereto have executed

this Agreement as of the date first above written.



                         THE INTERPUBLIC GROUP OF COMPANIES, INC.



                         By /S/ C. KENT KROEBER
                                C. KENT KROEBER

                         By /S/ EUGENE P. BEARD
                                EUGENE P. BEARD

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